Exhibit 99.1

CUSIP No.	204914402
JOINT FILING AGREEMENT
This JOINT FILING AGREEMENT is entered into as of January 22, 2010, by and among the signatories hereto. The undersigned hereby agree that the Statement on Schedule 13D with respect to the shares of common stock, par value $0.01 per share, of CompuMed, Inc., a Delaware corporation, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated: January 22, 2010

BOSTON AVENUE CAPITAL LLC
By:	/s/ Stephen J. Heyman
	Name:	Stephen J. Heyman
	Title:	Manager

YORKTOWN AVENUE CAPITAL, LLC
By:	/s/ Stephen J. Heyman
	Name:	Stephen J. Heyman
	Title:	Manager

/s/ Stephen J. Heyman
STEPHEN J. HEYMAN

/s/ James F. Adelson
JAMES F. ADELSON

/s/ Charles M. Gillman
CHARLES M. GILLMAN